Exhibit 4.4

EXHIBIT A

AMENDMENT TO CERTIFICATE OF DESIGNATION

(This amendment was approved by the holders of a majority of the outstanding
Series C Preferred Stock in accordance with Section 14 of the Certificate.)

Section 9 of the Certificate is hereby deleted and replaced in its entirety with the following:

9    No Conversion Prior to Share Increase; Reservation of Class A Common Stock Issuable Upon Conversion After Share Increase. Notwithstanding anything to the contrary in this Certificate, the Series C Preferred Stock shall not be convertible into the Class A Common Stock prior to the earlier to occur of (i) the effectiveness of an amendment to the Articles of Incorporation increasing the number of shares of authorized Class A Common Stock to at least 25,000,000 shares (with such number to be appropriately adjusted pursuant to Section 8) (the “Share Increase”) and (ii) August 19, 2025 (such date that first occurs, the “Trigger Date”). Prior to the Trigger Date, the Company shall be under no obligation to reserve or keep available out of its authorized but unissued shares of Class A Common Stock any shares related to the possible future conversion of the Series C Preferred Stock. After the Trigger Date, the Series C Preferred Stock shall be convertible as provided in this Certificate, and the Corporation shall at all times thereafter reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time thereafter the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.